Exhibit 21.1

SUBSIDIARIES OF PMR CORPORATION, A DELAWARE CORPORATION
AS OF JULY 20, 2001:

NAME	STATE
InfoScriber Corporation	Delaware
Psychiatric Management Resources, Inc.	California
Collaborative Care Corporation	Tennessee